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Exhibit 10.4

February 13, 2004

Steven A. Bourne, CPA
401 N. Emerson Street
Mount Prospect, IL 60056

RE:
Employment Offer

Dear Steve:

        I am pleased to offer you the opportunity to join Clarus Therapeutics, Inc. as Vice President of Finance and Administration beginning on Monday, February 16, 2004. The specific terms of this employment offer are outlined below. You will report directly to me in this vital position and will be responsible for directing the overall financial plans and accounting practices of Clarus. In addition, you will oversee the treasury, accounting, budget, tax and audit activities of the organization. You will also be responsible for ensuring that Clarus has appropriate financial and accounting system controls and standards in place. I will also look to you to prepare timely financial and statistical reports for management and/or Board use. Further, you will additionally serve as Clarus' Treasurer and Secretary.

        Your starting salary will $130,000 per year paid in semi-monthly installments. Future salary increases will be at the discretion of Clarus' Board of Directors and will be based, in large part, on an annual performance review and the financial status of the company. In further consideration of your position in the company, Clarus will grant you, 225,000 shares of stock split between restricted stock (166,667 shares valued at $0.01 per share) and an option to purchase 58,333 shares of common stock at its fair market value on your first day of employment, namely, $0.10 per share. Of the initial number of restricted shares, 112,500 will vest immediately as of February 16, 2004. The remaining restricted shares (54,167), which are subject to repurchase in accordance with your Stock Restriction Agreement), and the option shares (58,333) will vest in equal monthly installments over a 4-year period with a one-year cliff-vesting provision. This means that none of these shares vest during the first 12 months of your employment whereupon 25% of each stock type will immediately vest on February 16, 2005 so long as you are still employed by Clarus. After this date, the remaining shares will vest monthly over 36 months. This grant must be ratified by the board of directors and is subject only to the terms and conditions of Clarus' stock option plan. Future grant awards will be made based on company and individual employee performance. Clarus intends to use option grants as a strong performance incentive.

        In recognition of your role at Clarus, you will be given certain benefits should your employment be terminated "without cause" (except during the period from February 16, 2005 to January 1, 2005) or if there is a change in control as defined in Appendix A. Specifically, you will receive continuation of salary and health insurance benefits for up to six (6) months after termination—dependent upon when you obtain other comparable employment. Furthermore, if a change of control occurs (whether or not your employment is terminated), then all of your then unvested shares of restricted stock and options will immediately vest. As a condition of any severance package, you will be required to sign a general release of claims in favor of the Company.

        Clarus will also provide benefits, as outlined in the enclosed summary. In addition to company holidays, as noted in the attachment hereto, you will also receive three weeks of paid vacation per calendar year. If you are unable to use all of your vacation in any one year because the workload at

Clarus is such that it is not possible for you to do so, you may rollover up to one week to the next year but may not have a cumulative total of vacation in excess of four (4) weeks. For 2004, vacation days will be pro-rated based on your starting date.

        Steve, I believe that you will make a substantial contribution to Clarus. In doing so, you will be joining a team that is committed to making Clarus a recognized leader in the development and marketing of androgen-based prescription products, worldwide. Of greater importance from my perspective is the opportunity we will have to positively impact the health of individuals who use our products.

        Finally, as a condition of your employment, you must sign the attached "Inventions, Confidentiality and Noncompetition Agreement."

        Please indicate your acceptance of this offer by signing below and returning a copy of this letter to me by mail or by facsimile. Thank you.

Kind regards,

/s/ ROBERT E. DUDLEY Robert E. Dudley, PhD President & CEO

ACCEPTANCE:

/s/ STEVEN A. BOURNE Steven A. Bourne	2/13/04 Date

Appendix A

Definition of Change of Control

        "Change in Control" shall be deemed to have occurred if:

  (A)
  A third person other than Shareholders on the date hereof or their Affiliates, including a "group" as such term is defined in Section 13(d)(3) of the Securities Exchange Act of 1934, becomes the direct or indirect beneficial owner of shares of the Company having more than fifty percent (50%) of the total number of votes that may be cast for the election of directors of the Company;

  (B)
  The Company sells all or substantially all of its assets;

  (C)
  The Company enters into any transaction in which more than fifty percent (50%) of the Company's voting power is transferred to Persons other than the Shareholders on such date or their Affiliates; or

  (D)
  The Shareholders of the Company approve dissolution or complete liquidation of the Company.

        Shareholders means the Shareholders of the Company on the date hereof and Affiliates means any Persons controlled by, controlling or under common control with any Shareholder. Person means any person or entity.

        If the Company accepts an investment for the purpose of raising cash to fund operations and/or to make an acquisition and such a transaction results in a change in ownership of 50%, then this shall not be deemed a Change in Control provided that the make up of the Company's Board of Directors is not changed except by the sole addition of no more than two (2) new board members to represent the interests of the party(ies) investing in the Company.

AMENDMENT TO
EMPLOYMENT OFFER LETTER

        This AMENDMENT TO THE EMPLOYMENT OFFER LETTER, dated December 30, 2008, is by and between CLARUS THERAPEUTICS, INC., a Delaware corporation (the "Company"), and Steven A. Bourne, CPA (the "Executive").

        WHEREAS, the Company and the Executive entered into an employment offer letter dated February 13, 2004 (the "Agreement"); and

        WHEREAS, the parties desire to amend the Agreement to comply with and meet the requirements of the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the "Code").

        NOW, THEREFORE, the Company and the Executive, each intending to be legally bound hereby, do mutually covenant and agree as follows:

        1.     Paragraph 3 of the Agreement is amended by deleting the paragraph and replacing it with the following:

    "In recognition of your role at Clarus, you will be given certain benefits should your employment be terminated by Clarus "without cause" (except during the period from February 16, 2005 to January 1, 2006) or if there is a change in control as defined in Appendix A. Specifically if your employment is terminated without cause by Clarus, you will receive continuation of salary (at the rate then in effect) and health insurance benefits for up to six (6) months after termination or until you obtain other comparable employment (if earlier). Your salary and benefit continuation shall commence immediately upon your termination of employment by Clarus without cause. Furthermore, if a change of control occurs (whether or not your employment is terminated), then all of your then unvested shares of restricted stock and options will immediately vest. Notwithstanding the foregoing, as a condition of any severance package (e.g., salary and benefit continuation), you will be required to sign a general release of claims in favor of the Company within the 30 day period following your termination of employment. If you fail to sign such release in that 30 day period or otherwise revoke that release, your salary and benefit continuation shall immediately cease and any amounts already paid to you will be subject to collection by Clarus.

        2.     The Agreement is hereby further amended by adding a new paragraph immediately after paragraph 6 of the Agreement:

    "The parties intend that this Agreement will be administered in accordance with Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"). To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code.

    The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party. The Company makes no representation or warranty and shall have no liability to you or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section."

        3.     The Agreement otherwise remains in full force and effect as to all other provisions under said Agreement.

        IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

CLARUS THERAPEUTICS, INC.
By:	/s/ ALEX ZISSON Name: Alex Zisson Title: Board Member, Compensation Committee
By:	Name: Michael Wasserman Title: Board Member, Compensation Committee
/s/ ROBERT E. DUDLEY Robert E. Dudley, Ph.D.

[Signature page to Executive Employment Agreement Amendment]

        IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

CLARUS THERAPEUTICS, INC.
By:	Name: Alex Zisson Title: Board Member, Compensation Committee
By:	/s/ MICHAEL WASSERMAN Name: Michael Wasserman Title: Board Member, Compensation Committee
/s/ STEVEN A. BOURNE Steven A. Bourne, CPA

[Signature Page to Employment Offer Letter Amendment]

AMENDMENT TO
EMPLOYMENT OFFER LETTER

        This SECOND AMENDMENT TO THE EMPLOYMENT OFFER LETTER, dated January 20, 2011, is by and between CLARUS THERAPEUTICS, INC., a Delaware corporation (the "Company"), and Steven A. Bourne, CPA (the "Executive").

        WHEREAS, the Company and the Executive entered into an employment offer letter dated February 13, 2004 which was amended on December 30, 2008 (the "Agreement"); and

        WHEREAS, the parties desire to amend the Agreement to comply with and meet the requirements of the provisions of Section 409A of the Internal Revenue Code of 1986, as amended.

        NOW, THEREFORE, the Company and the Executive, each intending to be legally bound hereby, do mutually covenant and agree as follows:

        1.     The Agreement is amended by adding a new paragraph immediately after paragraph 7 of the Agreement:

    "Anything in this Agreement to the contrary notwithstanding, if at the time of your separation from service within the meaning of Section 409A of the Code, Clarus determines that you are a "specified employee" within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that you become entitled to under this Agreement on account of your separation from service would be considered deferred compensation subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after your separation from service, or (B) your death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule."

        2.     The Agreement otherwise remains in full force and effect as to all other provisions under said Agreement.

        IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

CLARUS THERAPEUTICS, INC.
By:	/s/ ROBERT E. DUDLEY Name: Robert E. Dudley Title: Chief Executive Officer
/s/ STEVEN A. BOURNE Steven A. Bourne, CPA

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  Exhibit 10.4